Exhibit 12.1

QUANTUM CORPORATION

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(dollars in thousands)	2011	2010	2009	2008	2007
Income (loss) from continuing operations before income taxes	$4,554	$17,908	$(359,145)	$(60,716)	$(59,156)
Add fixed charges	25,529	30,704	34,389	64,337	46,545
Earnings (as defined)	$30,083	$48,612	$(324,756)	$3,621	$(12,611)
Fixed charges:
Interest expense	$21,349	$26,139	$29,261	$58,627	$40,748
Amortization of debt issuance costs	(i), (ii)	(i), (iii)	(i)	(i), (iv)	(i)
Estimated interest component of rent expenses	4,180	4,565	5,128	5,710	5,797
Total fixed charges	$25,529	$30,704	$34,389	$64,337	$46,545
Ratio of earnings to fixed charges	1.18	1.58	(v)	(v)	(v)
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(i)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(ii)	Interest expense for fiscal 2011 in this table is comprised of: (a) $20.2 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $1.2 million in amortization of debt issuance costs related to subordinated term loans retired in fiscal 2011. The $1.2 million in amortization of debt issuance costs related to subordinated term loans retired in fiscal 2011 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2011.

(iii)	Interest expense for fiscal 2010 in this table is comprised of: (a) $25.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.6 million in amortization of debt issuance costs related to convertible subordinated notes retired in fiscal 2010. The $0.6 million in amortization of debt issuance costs related to convertible subordinated notes retired in fiscal 2010 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2010.

(iv)	Interest expense for fiscal 2008 in this table is comprised of: (a) $46.0 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations, (b) $8.1 million in amortization of debt issuance costs related to the repayment of the prior debt facility in fiscal 2008 and (c) $4.5 million in prepayment fees related to the repayment of the prior debt facility in fiscal 2008. Both the $8.1 million in amortization of debt issuance costs and the $4.5 million in prepayment fees related to the repayment of a prior debt facility in fiscal 2008 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2008.

(v)	Earnings, as defined, were insufficient to cover fixed charges by $359.1 million, $60.7 million, and $59.2 million for fiscal 2009, 2008 and 2007, respectively.